Exhibit 10.4
FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT AND TO
AMENDED AND RESTATED EARNINGS SHARE UNITS AGREEMENT
     THIS FIRST AMENDMENT (the “Amendment”) (i) to that certain Employment Agreement (the “Employment Agreement”) dated as of January 1, 2006, by and between SOUTHERN CONTAINER CORP., a Delaware corporation having its principal place of business at 115 Engineers Road, Hauppauge, New York 11788 (“Southern” or “Employer”) and JAMES B. PORTER III, residing at 4 Seashell Lane, Northport, New York 11768-1415 (“Executive”), and (ii) to that certain Amended and Restated Earnings Share Units Agreement (the “ESU Agreement”) dated February 27, 2006, between Southern and Executive, is entered into as of January 8, 2008, to be effective as of the Effective Date (as defined below).
RECITALS
     A. Executive has rendered services to Employer pursuant to the terms of the Employment Agreement;
     B. Pursuant to the that certain Agreement and Plan of Merger among Rock-Tenn Company, a Georgia corporation (“Rock-Tenn”), Carrier Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Employer and certain other parties thereto (the “Merger Agreement”), Merger Sub is merging with and into the Company;
     C. Employer desires to continue Executive’s employment in accordance with the terms and conditions of the Employment Agreement and the ESU Agreement (each as modified herein), and Executive desires to continue to be so employed, on and after the Closing Date (as defined in the Merger Agreement) (herein, the “Effective Date”).
     D. Executive and Employer acknowledge and agree that if the transactions contemplated by the Merger Agreement are not consummated on or prior to the Outside Date (as defined in the Merger Agreement), then this Amendment shall be void ab initio, and no party shall have any liability or obligation of any nature whatsoever with respect to, in connection with, or arising out of this Amendment.
     E. Employer and Executive desire to modify the terms of the Employment Agreement and the ESU Agreement to reflect certain changes negotiated in connection with, and contingent upon, the transactions contemplated under the Merger Agreement.
     ACCORDINGLY, intending to be legally bound, the parties hereto agree as follows:
1.	Capitalized terms not defined herein shall have the meanings set forth in the Employment Agreement and ESU Agreement, as applicable.
2.	With respect to the Employer’s 2007 fiscal year, Employer or the Escrow Agent (as defined in the ESU Agreement) shall pay amounts that shall become due and payable under the ESU Agreement at such time and pursuant to such terms as set forth therein.

     Executive shall receive no additional credits to his Accumulated Earnings Share for periods on or after January 1, 2008.
3.	Executive may elect to either receive 2008 awards under the Rock-Tenn Long-Term Incentive Plan (the “2008 LTIP Awards”) or, in lieu thereof, to receive an additional lump sum payment from Rock-Tenn in the amount of $816,297.88 (the “2008 Special Payment”); provided that Executive shall only receive the 2008 Special Payment if: (a) he remains employed by Employer, Rock-Tenn or any affiliate thereof (collectively, the “Company”) for a period beginning on the Effective Date and ending on the earlier of (i) the twelve (12) months anniversary of the Effective Date or (ii) March 31, 2009 (such period, the “Continuation Period”), (b) his employment is terminated by the Company during the Continuation Period for any reason other than for Gross Cause, (c) his employment is terminated during the Continuation Period due to his permanent disability (within the meaning of Section 4.7(b) of the Employment Agreement), or (d) he dies during the Continuation Period. The Chief Executive Officer of Rock-Tenn (the “CEO”) shall, as soon as practicable prior to (and in no event less than five business days prior to) the date on which the Compensation Committee of the Rock-Tenn Board of Directors (the “Compensation Committee”) would grant the 2008 LTIP Awards to the Executive (the “2008 Award Date”), provide Executive with a written summary of the CEO’s recommendation to the Compensation Committee regarding the 2008 LTIP Awards to be made to Executive (such written summary to include all material terms of such awards). Executive shall submit a written election with respect to either the 2008 LTIP Awards or the 2008 Special Payment to the CEO no later than the date immediately preceding the 2008 Award Date; provided that if the Executive does not make any election or is not offered the opportunity to make any such election he shall be deemed to have elected to receive the 2008 Special Payment. If the Executive elects to receive the 2008 LTIP Awards but the Compensation Committee does not grant Executive all or the 2008 LTIP Awards on the terms recommended by the CEO, then the Executive shall be deemed to have elected to receive the 2008 Special Payment. To the extent it becomes payable, the 2008 Special Payment shall be paid within 15 days following the end of the Continuation Period (or, if earlier, 15 days following the date of Executive’s termination of employment as described in Section 3(b), (c) or (d), above).
4.	The Employer shall, on the Effective Date, deposit with the Porter Escrow Agent (as defined in the Merger Agreement) an amount equal to $183,702.12 (the “Make-Whole Payment”); provided that Executive shall only receive the Make-Whole Payment if: (a) he elects to receive the 2008 Special Payment in lieu of the 2008 LTIP Awards and (b) (i) he remains employed by the Company through the end of the Continuation Period, (ii) his employment is terminated by the Company during the Continuation Period for any reason other than for Gross Cause, (iii) his employment is terminated during the Continuation Period due to his permanent disability (within the meaning of Section 4.7(b) of the Employment Agreement), or (iv) he dies during the Continuation Period. To the extent it becomes payable, the Make-Whole Payment shall be paid to Executive by the Porter Escrow Agent within 15 days following the end of the Continuation Period (or, if earlier, 15 days following the date of Executive’s termination of employment as described in Section 4(b)(ii), (iii) or (iv), above). To the extent that such amounts paid pursuant to this Section 4 are required to be repaid or reimbursed to the Employer following the Effective Date pursuant to the Porter Escrow Agreement (as defined in the Merger Agreement) or because Executive elects to receive the 2008 LTIP Awards rather than the 2008 Special Payment, Rock-Tenn shall cause the Employer to promptly pay the applicable pro rata portion of such refunded or reimbursed amounts to each holder of Common Stock Equivalents (as defined in the Merger Agreement) entitled to receive the Merger Consideration (as defined in the Merger Agreement) under the Merger Agreement.
5.	With respect to all periods after Rock-Tenn’s fiscal year ending September 30, 2008, Executive shall be eligible to participate in the Rock-Tenn Long-Term Incentive Plan with participation at the level of the highest division-level executive reporting directly to the Chief Executive Officer of Rock-Tenn. Awards under the Rock-Tenn Long-Term Incentive Plan are intended to be exempt from or comply with Section 409A of the Internal Revenue Code and will be registered on Form S-8 if not exempt from registration.
6.	If Executive’s employment is terminated during the Employment Period by the Company for grounds that would not constitute Gross Cause under the Employment Agreement or the Employment Period is not renewed pursuant to Section 13 of this Agreement:
(a)	Executive’s outstanding unvested stock options, if any, shall, as of the date of such termination of employment, become immediately vested in full and shall become immediately exercisable and shall remain exercisable until the earlier of ninety (90) days following the date of Executive’s termination of employment or the latest date on which such option could be exercised under its terms had Executive not terminated employment.

(b)	If such termination of employment occurs before January 1, 2011, Executive shall become fully vested in any outstanding unvested long-term incentive awards other than stock options (“LTI Awards”), provided that any applicable performance goals under the LTI Awards are satisfied in accordance with the terms of each such award.

(c)	If such termination of employment occurs on or after January 1, 2011, provided that any applicable performance goals under the LTI Awards are satisfied in accordance with the terms of each such award, (i) Executive shall be fully vested in any LTI Award granted in any calendar year prior to the calendar year in which Executive terminates employment: and (ii) Executive shall be vested in a prorated portion of any LTI Award granted in the calendar year in which Executive terminates employment. The amount of any pro-rated LTI Award shall be determined by multiplying (x) the payment that would have been made under the award had Executive continued his employment through the entire vesting period under the award by (y) a fraction, the numerator of which is the number of whole months elapsed in the calendar year prior to Executive’s termination of employment, and the denominator of which is twelve (12).

Any payment in respect of an LTI Award under Section 6(b) or 6(c) of this Amendment shall be made at time payment would have been made had Executive’s employment not terminated.
7.	For the avoidance of doubt, Executive shall continue to be eligible to receive all severance payments and benefits set forth in Sections 4.7 and 4.8 of the Employment Agreement pursuant to its terms; provided that Executive acknowledges that upon the Effective Date, all payments in respect of his ESU Agreement shall be determined under the Escrow Agreement (as defined in the ESU Agreement) and no amounts shall be paid in respect of the ESU Agreement pursuant to Section 4.8 of the Employment Agreement.
8.	The bonus provided in Section 4.2(b) of the Employment Agreement shall not apply to periods on or after January 1, 2008. In lieu thereof:
(a)	With respect to the 2008 calendar year, the Compensation Committee shall establish reasonable performance goals with 80% of the bonus opportunity based on Southern’s financial goals and the remainder of the opportunity based on safety or other operating goals. The achievement of Southern’s 2008 operating income budget, as agreed to by the Compensation Committee, will result in a target value award for the financial goals. The program shall provide Executive a target bonus opportunity of $500,000, with threshold and maximum bonus opportunities of $400,000 and $550,000, respectively.

(b)	With respect to periods after the 2008 calendar year, Executive shall be entitled to a bonus determined and paid in accordance with the Rock-Tenn Bonus Plan, with performance goals established by the Compensation Committee, with threshold at not less than 50% of Base Salary, target at 75% of Base Salary, and a maximum of 100% of Base Salary. The Bonus payable in respect of Rock-Tenn’s fiscal year ending September 30, 2009, shall be pro-rated based on the period from January 1, 2009 to September 30, 2009.
9.	Prior to the Effective Date, Executive shall fully repay all principal and interest outstanding under the real estate loans and any other loans or indebtedness to Employer.

10.	Beginning January 1, 2009, Executive shall be entitled to participate in The Rock-Tenn Supplemental Retirement Savings Plan on the same basis as other division-level officers reporting directly to Chief Executive Officer of Rock-Tenn.

11.	Executive expressly acknowledges and agrees that, for purposes of Section 4.8 and 9 of the Employment Agreement and Section 5.1(b) of the ESU Agreement, the terms of this Amendment, together with the continuing provisions of the Employment Agreement and the ESU Agreement, constitute terms of employment that are substantially comparable to those in effect immediately prior to Effective Date.

12.	As a material inducement for Rock-Tenn and Southern to enter into the Merger Agreement and consummate the transactions contemplated therein and notwithstanding anything to the contrary set forth in Section 9 of the Employment Agreement, Executive and Employer agree that on the Effective Date Employer shall deposit the amount, if any, of Executive’s Share under Section 9 of the Employment Agreement, with an Escrow Agent (as defined in the ESU Agreement) which shall be paid out pursuant to an Escrow Agreement (as defined in the ESU Agreement) (such payment to made only if Executive remains employed by the Company for a period of twelve (12) months following the Effective Date, unless he dies, becomes permanently disabled or the Company terminates his employment without Gross Cause during such period).

13.	Notwithstanding the last sentence of Section 3 of the Employment Agreement, at the end of the current Employment Period and each extension Employment Period thereafter, the Employment Period shall automatically be extended for successive one-year periods unless either party gives notice of non-extension to the other no later than thirty (30) days prior to the expiration of the current Employment Period or any then-applicable extension Employment Period.

14.	In connection with his employment during the Employment Period, the Executive shall be based at the Company’s offices located within a twenty (20) mile radius of Hauppauge, New York, except for necessary and customary travel on the Company’s business.

15.	The parties shall cooperate and use their reasonable best efforts to enter into an amended and restated Employment Agreement and an amended and restated ESU Agreement incorporating the terms set forth herein (and, unless otherwise agreed to by the parties, no other changes shall be made).

16.	Except as specifically provided herein, the terms of the Employment Agreement and the ESU Agreement shall remain in effect.
[signature page follows]

     IN WITNESS WHEREOF, set forth the parties have executed this Amendment on the dates set forth below.

EXECUTIVE	SOUTHERN CONTAINER CORP.

/s/ James B. Porter III	By: /s/ Steven Hill
James B. Porter III	Title: Executive Vice President

Date: 01/08/08	Date: 01/08/08

Acknowledged by:
ROCK-TENN COMPANY

By: /s/ James A. Rubright
Title: Chief Executive Officer
Date: 01/08/08

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